EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-14071, 33-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874 and 333-101455), Form S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764, 333-49280, 333-57868, 333-91582, 333-91736, 333-105065 and 333-108461), and Form S-4 (No. 333-82049) of Honeywell International Inc. of our report dated March 1, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
March 1, 2006